DYNEGY INVESTMENT PLUS

              (As Amended and Restated Effective February 2, 2000)

                                TABLE OF CONTENTS

ARTICLE I. Definitions.........................................................1
  1.1  Account.................................................................1
  1.2  Account Shares..........................................................1
  1.3  Administrator...........................................................2
  1.4  Common Stock............................................................2
  1.5  Company.................................................................2
  1.6  Company Purchase Price..................................................2
  1.7  Dividend................................................................2
  1.8  Dividend Payment Date...................................................2
  1.9  Effective Date..........................................................2
  1.10 Eligible Securities.....................................................2
  1.11 Enrollment Form.........................................................3
  1.12 Illinois Power..........................................................3
  1.13 Independent Agent.......................................................3
  1.14 Investment Date.........................................................3
  1.15 Market Purchase Price...................................................4
  1.16 NYSE....................................................................4
  1.17 Participant.............................................................4
  1.18 Person..................................................................4
  1.19 Plan....................................................................4
  1.20 Pricing Period..........................................................4
  1.21 Prior Plan..............................................................4
  1.22 Reinvestment Eligible Securities........................................4
  1.23 Sale/Withdrawal Request Form............................................5
  1.24 Statement of Account....................................................5
  1.25 Threshold Price.........................................................5
  1.26 Trading Day.............................................................5
  1.27 Waiver Discount.........................................................5

ARTICLE II. Participation......................................................5
  2.1  Participation...........................................................5
  2.2  Initial Cash Investment.................................................6
  2.3  Dividend Reinvestment...................................................7
  2.4  Optional Cash Investments...............................................8
  2.5  Optional Cash Investments in Excess of the Maximum Amount...............9

ARTICLE III. Dividend Reinvestment and Stock Purchase.........................12
  3.1  Dividend Reinvestment..................................................12
  3.2  Investment of Initial Cash Payments and Optional Cash Payments.........14

ARTICLE IV. Safekeeping Services for Deposited Common Stock...................16
  4.1  Deposited Common Stock.................................................16
  4.2  Withdrawal of Deposited Common Stock...................................16

ARTICLE V. Sale of Account Shares; Gift or Transfer of Account Shares.........16
  5.1  Sale of Account Shares.................................................16
  5.2  Gift or Transfer of Account Shares.....................................18
  5.3  Reinvestment of Dividends on Remaining Account Shares..................19

ARTICLE VI. Eligible Securities...............................................19
  6.1  Eligible Securities....................................................19
  6.2  Additional Eligible Securities.........................................20

ARTICLE VII. Treatment of Accounts............................................20
  7.1  Changing Plan Options..................................................20
  7.2  Right of Withdrawal....................................................21
  7.3  Right of Termination of Participation..................................22
  7.4  Termination of Participation by Company................................22
  7.5  Stock Splits, Stock Dividends and Rights Offerings.....................23
  7.6  Shareholder Materials; Voting Rights...................................23
  7.7  Statement of Account...................................................24

ARTICLE VIII. Certificates and Fractions of Shares............................24
  8.1  Certificates...........................................................24
  8.2  Fractional Shares......................................................25

ARTICLE IX. Amendment and Termination of this Plan............................25
  9.1  Suspension, Modification and Termination...............................25

ARTICLE X. Administration of this Plan........................................26
  10.1 Rules and Regulations..................................................26
  10.2 Selection of an Administrator..........................................26
  10.3 Authority and Duties of Administrator..................................26
  10.4 Compensation...........................................................26
  10.5 Costs..................................................................27
  10.6 Liability of the Company, the Administrator and Any Independent Agent..27
  10.7 Records and Reports....................................................27
  10.8 Selection of Independent Agent.........................................27
  10.9 Source of Shares of Common Stock.....................................  28
                                                                            ..
ARTICLE XI. Miscellaneous Provisions..........................................28
  11.1 Controlling Law........................................................28
  11.2 Acceptance of Terms and Conditions of Plans by Participants............28

                             DYNEGY INVESTMENT PLUS

      Dynegy Inc., an Illinois corporation (the "Company"), hereby adopts and establishes as its own Dynegy Investment Plus (the "Plan"), effective as of February 2, 2000. This Plan constitutes an assumption and an amendment and restatement of Illinova Investment Plus.

      The purpose of this Plan is to provide investors and holders of certain equity securities of the Company and Illinois Power Company, the Company's indirect wholly owned subsidiary ("Illinois Power"), with a convenient and economical opportunity to commence or increase their investment in Class A common stock of the Company through (i) cash purchases of Class A common stock of the Company; and/or (ii) regular reinvestment of cash dividends made with respect to such equity securities, including Class A common stock.

                                   ARTICLE I.

                                   Definitions

      The terms defined in this Article I shall have the following respective meanings:

      1.1 "Account" means the account maintained by the Administrator for a Participant evidencing (i) the shares (including any fraction of a share) of Common Stock either purchased through this Plan on behalf of the Participant or deposited by such Participant into this Plan pursuant to Section 4.1; and (ii) cash held in this Plan pending investment in Common Stock for such Participant.

      1.2 "Account Shares" means all shares (including any fraction of a share) of Common Stock credited to the Account of a Participant.

      1.3 "Administrator" means the individual (who may be an employee of the Company), bank, trust company or other entity (including the Company) appointed from time to time by the Company to act as Administrator hereunder.

      1.4 "Common Stock" means the Company's Class A common stock, without par value.

      1.5 "Company" means Dynegy Inc., an Illinois corporation.

      1.6 "Company Purchase Price", when used with respect to newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury, means the average of the high and low sales prices of Common Stock on a given trading day as reported on NYSE composite tape as published in The Wall Street Journal. If no trading is so reported for a trading day, the Company Purchase Price for such shares shall be determined on the basis of the average of the high and low sales prices of Common Stock on the next preceding trading day. Any fraction of a cent of a Company Purchase Price shall be rounded up.

      1.7 "Dividend" means cash dividends paid on Reinvestment Eligible Securities.

      1.8 "Dividend Payment Date" means a date on which a cash dividend on shares of Common Stock is paid.

      1.9 "Effective Date" means the date as of which this Plan is effective, or February 2, 2000.

      1.10 "Eligible Securities" means the equity securities of the Company and Illinois Power, whether issued prior to, on or after, the Effective Date as described in Sections 6.1 and 6.2.

      1.11 "Enrollment Form" means the documentation that the Administrator shall require to be completed and received prior to (i) an investor's enrollment in this Plan pursuant to Section 2.2; (ii) a Participant's election to have Dividends reinvested in this Plan pursuant to Section 2.3; (iii) a Participant's optional cash investment pursuant to Section 2.4; (iv) a Participant's deposit of shares of Common Stock into this Plan pursuant to Section 4.1; or (v) a Participant's change to his or her elections under this Plan pursuant to Section 7.1.

      1.12 "Illinois Power" means the Illinois Power Company, an Illinois corporation.

      1.13 "Independent Agent" means an agent independent of the Company who satisfies applicable legal requirements (including the requirements of Regulation M promulgated under the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940) and who has been selected by the Company pursuant to Section 10.8 to serve as an independent agent for purposes of making open market purchases and sales of Common Stock under this Plan.

      1.14 "Investment Date" means (i) in any month in which a Dividend Payment Date occurs, such Dividend Payment Date and the 15th day of the month or, if either day is not a business day, the business day immediately following that day; and (ii) in any month in which no Dividend Payment Date occurs, the first and 15th day of the month or, if either day is not a business day, the business day immediately following that day.

      1.15 "Market Purchase Price," when used with respect to shares of Common Stock purchased in the open market, means the weighted average purchase price per share (disregarding any brokerage commissions and any applicable taxes and service charges) of the aggregate number of shares purchased in the open market for an Investment Date.

      1.16 "NYSE" means the New York Stock Exchange, Inc.

      1.17 "Participant" means any Person who has satisfied the requirements of
Section 2.1.

      1.18 "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate or unincorporated organization.

      1.19 "Plan" means this Dynegy Investment Plus, as effective on the Effective Date.

      1.20 "Pricing Period" is defined in Section 2.5(b).

      1.21 "Prior Plan" means Illinova Investment Plus as amended and restated effective July 1, 1996.

      1.22 "Reinvestment Eligible Securities" means (i) a Participant's Account Shares with respect to which the Participant has elected to have dividends reinvested in Common Stock; and (ii) any other Eligible Securities of which a Participant is the record holder and with respect to which such Participant has elected to have all or a portion of the dividends reinvested in Common Stock.

      1.23 "Sale/Withdrawal Request Form" means the documentation that the Administrator shall require to be completed and received prior to a Participant's (i) sale of Account Shares pursuant to Article V; (ii) withdrawal of whole Account Shares pursuant to Section 7.2 (unless such Participant will be the record holder of such Account Shares after withdrawal); and (iii) termination of participation in this Plan pursuant to Section 7.3.

      1.24 "Statement of Account" means a written statement prepared by the Administrator and sent to each Participant pursuant to Section 7.7 which reflects (i) all transactions completed under this Plan on behalf of such Participant during a month; (ii) the number of shares of Common Stock credited to such Participant's Account at the date of such statement; and (iii) any additional information that the Administrator determines to be pertinent.

      1.25 "Threshold Price" is defined in Section 2.5(c).

      1.26 "Trading Day" means a day on which trades are reported by the NYSE.

      1.27 "Waiver Discount" is defined in Section 2.5(g).

      A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

                                  ARTICLE II.

                                  Participation

      2.1 Participation.

      (a) Any Person, whether or not a record holder of Common Stock, may elect to participate in this Plan. Notwithstanding the foregoing, however, (i) if required by the laws of the jurisdiction in which the Person resides, such Person shall be a current record holder of Common Stock to participate; (ii) if such Person is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories or possessions, they must provide evidence satisfactory to the Administrator that their participation in this Plan wou1d not violate local laws applicable to the Company, this Plan or such Person; and (iii) participation in this Plan is subject to approval by the Administrator, which approval shall not be unreasonably withheld.

      (b) An election by a Person to participate in this Plan shall be made by completing and returning an Enrollment Form to the Administrator, which shall evidence the following: (i) an initial cash investment pursuant to Section 2.2;
(ii) the election to have Dividends on all or a specified number of shares of Eligible Securities of which such Person is the record holder invested in Common Stock pursuant to Section 2.3; and/or (iii) the deposit into this Plan of certificates representing Common Stock of which such Person is the record holder pursuant to Section 4.1.

      (c) Notwithstanding the foregoing, each Person who is a participant in a Prior Plan on the Effective Date shall continue to be a Participant without submitting a new Enrollment Form; provided, however, that any such Participant who wishes to change their current participation in any way must submit a new Enrollment Form to the Administrator.

      2.2 Initial Cash Investment.

      (a) A Person not already a Participant who has met the eligibility requirements of Section 2.1(a), and who is not a current holder of record of an Eligible Security may become a

Participant by making an initial cash investment of at least $250 to be invested in Common Stock pursuant to Section 3.2.

      (b) A Person not already a Participant who has met the eligibility requirements of Section 2.1(a), and who is not a current holder of record of an Eligible Security, but who is an active employee of the Company or its subsidiaries, may become a Participant by making an initial cash investment of at least $100 to be invested in Common Stock pursuant to Section 3.2.

      (c) Payment must be by personal check or money order made payable to Dynegy Investment Plus, or by direct debit, and must be accompanied by a completed Enrollment Form. A Person who is an active employee of the Company may make an initial cash investment through payroll deductions, authorized on a payroll deduction authorization form. After the Administrator has received the payroll deduction authorization form and the authority for the payroll deduction has been noted on the Company's payroll records, the Company will withhold each month the amount authorized. The withholding will be made each month from the paycheck for the pay period ending in that month. The amount withheld will be forwarded to the Administrator, and the Administrator will invest the funds in Common Stock beginning on the first Investment Date following the Administrator's receipt of the funds. The amount of payroll deduction can be revised, changed or terminated at any time by written notice to the Administrator. Commencement, revision or termination of payroll deductions will become effective as soon as practicable after the Administrator receives an employee's request.

      2.3 Dividend Reinvestment. A Person not already a Participant who has met the eligibility requirements of Section 2.1(a) may become a Participant by electing to have all or a portion of any Dividends invested in shares (including any fraction of a share) of Common Stock to be credited to his Account in lieu of receiving such Dividends directly by completing an Enrollment Form. A current Participant may also elect reinvestment of Dividends in accordance with the preceding sentence. If a Participant elects to reinvest only a portion of the Dividends, that portion of such Dividends not reinvested in Common Stock shall be sent to the Participant by check in the manner otherwise associated with payment of such Dividends. The amount reinvested will be reduced by any amount which is required to be withheld under any applicable tax or other statutes.

      2.4 Optional Cash Investments.

      (a) A Participant may elect to make optional cash investments at any time or from time to time to this Plan for investment in Common Stock pursuant to
Section 3.2. Optional cash investments must be at least $100 for any single investment. Payment must be by personal check or money order made payable to Dynegy Investment Plus, or by direct debit, and must be accompanied by a completed Enrollment Form. A Participant who is an active employee of the Company may make optional cash investments through payroll deductions, authorized on a payroll deduction authorization form submitted to the Company and in even multiples of $1, but not less than $5 per pay period.

      (b) The Company in its sole discretion reserves the right to refuse or limit any optional cash investments in excess of $10,000 per month. In certain instances, however, the Company may permit greater optional cash purchases. For the purposes of determining whether such maximum annual amount has been reached, an initial cash investment made pursuant to Section 2.2 and dividend reinvestments made pursuant to Section 2.3 shall be counted as an optional cash investment.

      2.5 Optional Cash Investments in Excess of the Maximum Amount.

      (a) Optional cash purchases in excess of $10,000 per month may be made only pursuant to a request for waiver accepted by the Company. If a Participant wishes to make an optional cash purchase in excess of $10,000 for any month, they must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash purchase. A Participant must contact the Administrator to determine whether the Company is accepting such requests for waiver of the maximum monthly investment, and to obtain a form for requesting a waiver. Each Participant then must submit to the Administrator a request for waiver on the form provided by the Administrator. THE COMPANY HAS SOLE DISCRETION TO GRANT ANY APPROVAL OF A WAIVER FOR OPTIONAL CASH PURCHASES IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT. The Administrator will notify each Participant requesting a waiver if the Company has accepted its request. In deciding whether to approve a request for waiver, the Company will consider relevant factors including, (i) whether this Plan is then acquiring newly issued shares directly from the Company or acquiring shares in the open market or in privately negotiated transactions from third parties; (ii) the Company's need for additional funds; (iii) the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds;
(iv) the purchase price likely to apply to any sale of Common Stock; (v) the Participant submitting the request; (vi) the extent and nature of such Participant's prior participation in this Plan; (vii) the number of shares of Common Stock held of record by such Participant and (viii) the aggregate number of optional cash purchases in excess of $10,000 for which requests for waiver have been submitted by all Participants. If requests for waiver are submitted for any month for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines in its sole discretion to be appropriate. There is no predetermined maximum limit on the amount that a Participant may invest or on the number of shares that may be purchased with regard to optional cash purchases made pursuant to a request for waiver.

      (b) Optional cash purchases made pursuant to a request for waiver will be applied to the purchase of shares of Common Stock as soon as practicable on or after an Investment Date. Optional cash purchases made pursuant to a request for waiver will be acquired at a price equal to the average of the daily high and low sales prices computed up to seven decimal places, if necessary, of the Common Stock as reported on the NYSE for the five Trading Days immediately preceding the applicable Investment Date. The period encompassing the first five Trading Days immediately preceding the next following Investment Date constitutes the relevant "Pricing Period." The Administrator will apply all optional cash purchases for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of Common Stock as soon as practicable on or after the next following Investment Date.

      (c) The Company may establish for a Pricing Period a minimum price (the "Threshold Price") applicable to optional cash purchases made pursuant to a request for waiver. At least three business days prior to the first day of the applicable Pricing Period, the Company will determine whether to establish a Threshold Price, and if the Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by the Company in its sole discretion after, among other things, a review of current market conditions, the level of participation in this Plan, and current and projected capital needs. A Participant must contact the Administrator to determine whether the Company has established a Threshold Price and the amount of the Threshold Price.

      (d) If a Threshold Price is established for any Pricing Period, it will be stated as a dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. If the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded if no trades of Common Stock are made on the NYSE for that day. For example, if the Threshold Price is not satisfied for one of the five Trading Days in a Pricing Period, then the purchase price will be based upon the remaining four Trading Days in which the Threshold Price was satisfied.

      (e) In addition, a portion of each optional cash purchase will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of Common Stock are reported on the NYSE. The returned amount will equal one-fifth of the total amount of such optional cash purchase (not just the amount exceeding $10,000) for each Trading Day that the Threshold Price is not satisfied. For example, if the Threshold Price is not satisfied or no such sales are reported for one of the five Trading Days in a Pricing Period, 1/5 (or 20%) of such optional cash purchase will be returned without interest.

      (f) The establishment of the Threshold Price and the possible return of a portion of the investment apply only to optional cash purchases made pursuant to a request for waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any Investment Date, the Company may waive its right to set a Threshold Price. Neither the Company nor the Administrator shall be required to provide any written notice as to the Threshold Price for any Pricing Period.

      (g) Each Investment Date, at the same time the Threshold Price is determined, the Company may establish discounts from the market price applicable to optional cash purchases made pursuant to a request for waiver. Such discount (the "Waiver Discount") may be between 0% and 3% of the purchase price and may vary each Investment Date. The Waiver Discount will be established at the Company's sole discretion after, among other things, a review of current market conditions, the level of participation in this Plan, discounts requested by investors, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds and current and projected capital needs. Setting a Waiver Discount for a particular Investment Date shall not affect the setting of a Waiver Discount for any subsequent Investment Date. The Waiver Discount will apply only to optional cash purchases of more than $10,000. The Waiver Discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000. The Company reserves the right to establish in the future a discount from the market price for optional cash purchases of $10,000 or less.

                                  ARTICLE III.

                    Dividend Reinvestment and Stock Purchase

      3.1 Dividend Reinvestment.

      (a) A Participant's Dividends shall be paid to the Administrator or its nominee on behalf of such Participant. Such Dividends shall be reinvested, at the Company's election, in (i) either newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury purchased from the Company; or (ii) shares of Common Stock purchased in the open market.

      (b) On an Investment Date with respect to which the Company elects to invest Dividends in newly issued shares or shares of Common Stock held in the Company's treasury, the Administrator shall remit to the Company the amount of Dividends paid to the Administrator on such Investment Date and since the preceding Investment Date. Upon receipt of such Dividends, the Company shall issue to the Administrator for crediting to the Account of a Participant, a number of shares (including any fraction of a share) of Common Stock equal to the amount of such Dividends received from the Administrator, divided by the Company Purchase Price on such Investment Date. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for such Participants.

      (c) On an Investment Date with respect to which the Company elects to invest Dividends in shares of Common Stock purchased in the open market, the Administrator shall cause an Independent Agent to apply the amount of any Dividends paid to the Administrator on behalf of a Participant on such Investment Date and since the preceding Investment Date to the purchase of shares of Common Stock in the open market. Such purchases in the open market pursuant to this Section 3.1(c) may begin on the applicable Investment Date and shall be completed no later than 15 days from such date, unless completion at a later date is necessary or advisable under applicable law, including any federal securities laws. The number of shares (including any fraction of a share rounded to four decimal places) of Common Stock credited to a Participant's Account shall be equal to the amount of such Dividends received by the Administrator divided by the Market Purchase Price on such Investment Date. Such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants.

      (d) Open market purchases pursuant to Section 3.1(c) may be made on any securities exchange on which the Common Stock is traded or by negotiated transactions, and may be upon such terms and subject to such conditions with respect to price and delivery to which the Independent Agent may agree. With regard to such open market purchases of Common Stock, none of the Company, the Administrator or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be purchased, the markets in which such shares are to be purchased (including on any securities exchange or in negotiated transactions) or the selection of the broker or dealer (other than the Independent Agent) through or from whom purchases may be made, except that the timing of such purchases must be made in accordance with the terms and conditions of this Plan.

      (e) Notwithstanding the foregoing, any Dividends to be reinvested in shares of Common Stock purchased in the open market pursuant to Section 3.1(c) not reinvested in shares of Common Stock within 30 days of receipt by the Administrator shall be promptly returned to the Participant at his address of record by first class mail.

      3.2 Investment of Initial Cash Payments and Optional Cash Payments.

      (a) Subject to Section 2.5, any initial cash investments and optional cash investments received by the Administrator from or with respect to a Participant at least one business day prior to an Investment Date shall be invested, beginning on such Investment Date, in (i) either newly issued shares or shares of Common Stock held in the Company's treasury; or (ii) Common Stock purchased in the open market. Initial cash investments and optional cash investments not received by the Administrator at least one business day prior to an Investment Date shall not be invested on such Investment Date but shall be invested beginning on the next succeeding Investment Date. The Participant shall not earn interest on initial or optional cash investments for the period before the shares are purchased.

      (b) On an Investment Date with respect to which the Company elects to invest initial cash investments or optional cash investments in newly issued shares or shares of Common Stock held in the Company's treasury, the Administrator shall remit to the Company the amount of such investments (as determined in Section 3.2(a)). Upon receipt of such funds, the Company shall issue to the Administrator for crediting to the Account of a Participant, a number of shares (including any fraction of a share) of Common Stock equal to the amount received from the Administrator, divided by the Company Purchase Price applicable to such Investment Date. Such shares shall be issued or sold to and registered in the name of, the Administrator or its nominee as custodian for the Participant.

      (c) On an Investment Date with respect to which the Company elects to invest initial cash investments or optional cash investments in shares of Common Stock purchased in the open market, the Administrator shall remit to the Independent Agent the amount of such investments (as determined in Section 3.2(a)). Upon receipt of such amounts, the Independent Agent shall purchase for crediting to the Account of a Participant a number of shares (including any fractions of a share) of Common Stock equal to the amount paid to the Independent Agent, divided by the Market Purchase Price applicable to such Investment Date. Such purchases shall be made in the manner set forth in Section 3.1(c) and (d) and such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants.

      (d) Notwithstanding the foregoing, any initial cash investments and optional cash investments to be invested in shares of Common Stock purchased in the open market pursuant to Section 3.2(c) that are not so invested within 30 days of receipt by the Administrator shall be promptly returned to the Participant at his address of record by first class mail.

      (e) If a written request to stop investment of an initial cash investment or optional cash investment is received by the Administrator from or on behalf of a Participant at least one business day before the next Investment Date, any such investment then held by the Administrator shall not be invested in Common Stock and shall be returned to such Participant. If such a request is not received by the Administrator at least one business day prior to an Investment Date, any such investment shall be invested in shares of Common Stock for such Participant's Account.

                                   ARTICLE IV.

                 Safekeeping Services for Deposited Common Stock

      4.1 Deposited Common Stock. A Participant may elect to have certificates of shares of Common Stock of which the Participant is the record holder deposited into this Plan by delivering such certificates and a completed Enrollment Form to the Administrator. Shares of Common Stock so deposited shall be transferred into the name of the Administrator or its nominee and credited to the depositing Participant's Account. Dividends paid on shares of Common Stock deposited into this Plan pursuant to this Section 4.1 shall be reinvested in Common Stock in accordance with the Participant's Enrollment Form.

      4.2 Withdrawal of Deposited Common Stock. Shares of Common Stock deposited by a Participant pursuant to Section 4.1 may be withdrawn from this Plan pursuant to Section 7.2.

                                   ARTICLE V.

           Sale of Account Shares; Gift or Transfer of Account Shares

      5.1 Sale of Account Shares.

      (a) A Participant may at any time request that all or a portion of his whole Account Shares be sold by delivering a completed Sale/Withdrawal Request Form to the Administrator. The Administrator shall forward such sale instructions to the Independent Agent within five business days after receipt thereof (except as described in (b) and (c) below). The Independent Agent shall make such sales as soon as practicable (in accordance with stock transfer requirements and federal and state securities laws) after processing such sale instructions. As soon as practicable following the receipt of proceeds (less any brokerage commissions and any applicable transfer taxes and service charges), the Administrator shall mail by first class mail to such Participant at his address of the record a check in an amount equal to the number of his Account Shares sold multiplied by the weighted average sales price per share (less any brokerage commissions and any applicable transfer taxes and service charges) of such Account Shares sold.

      (b) If a Sale/Withdrawal Request Form directing the sale of Account Shares that are not Reinvestment Eligible Securities is received on or after the record date but prior to the related Dividend Payment Date, the sale shall be processed as described in (a), and as soon as practicable following receipt of Dividends paid on such Account Shares, the Administrator shall mail a check for such Dividends by first class mail to the Participant at his address of record.

      (c) Notwithstanding the foregoing, if a Sale/Withdrawal Request Form directing the sale of Account Shares which are also Reinvestment Eligible Securities is not received by the Administrator on or before the record date prior to the related Dividend Payment Date, such sale shall not be effected until after such Dividend Payment Date (except in the case of instructions to sell all whole Account Shares, in which case such sale shall not be effected until after such Dividend has been reinvested pursuant to this Plan and the shares of Common Stock purchased therewith are credited to the Participant's Account). The shares of Common Stock purchased with the reinvestment of such Dividends shall be credited to the Participant's Account. Following such Dividend Payment Date, the Administrator shall forward the sale instructions to the Independent Agent, who shall effectuate the sale as described in (a) above.

      (d) With regard to open market sales of Account Shares pursuant to this
Section 5.1, none of the Company, the Administrator or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be sold, the markets on which such shares are to be sold (including on any securities exchange or in negotiated transactions) or the selection of the broker or dealer (other than the Independent Agent) through or from whom sales may be made, except that the timing of such sales must be made in accordance with the terms and conditions of this Plan.

      5.2 Gift or Transfer of Account Shares.

      (a) A Participant may give or transfer Common Stock to anyone they choose by: (i) making an initial $250 cash investment to establish an account in the recipient's name; (ii) submitting an optional cash investment on behalf of another Participant in an amount not less than $100 nor more than $10,000; or
(iii) transferring Account Shares from their Account to the recipient.

      (b) A Participant must transfer a whole number of shares unless they elect to transfer the entire account. A Participant may transfer shares to new or existing Participants. To transfer the ownership of all or part of the whole shares of Common Stock held in their Plan account, a Participant must mail the Administrator a transfer request along with a properly signed stock power. A Participant must have his signature guaranteed by a financial institution participating in the medallion guarantee program. The Administrator will automatically place such new accounts in full dividend reinvestment status. The recipients of gifts or transfers, at their discretion, may then elect to change participation but, to do so, they must submit a new Enrollment Form to the Administrator. The Administrator will send recipients of gifts or transfers a notice of such transfer.

      (c) If a Participant requests to either transfer all of their shares or make a partial sale and transfer the balance of their shares and such request is received during the three business days prior to a Dividend Payment Date, the processing of their request may be held until after their account is credited with reinvested dividends. This hold period shall last no longer than four weeks.

      5.3 Reinvestment of Dividends on Remaining Account Shares. If only a portion of a Participant's Account Shares are Reinvestment Eligible Securities and the Participant elects to (i) sell a portion of his Account Shares pursuant to Section 5.1; (ii) transfer a portion of his Account Shares pursuant to
Section 5.2; or (iii) withdraw a portion of his Account Shares pursuant to
Section 7.2, all of the shares held in his Account which are not Reinvestment Eligible Securities shall be sold, transferred or withdrawn, as the case may be, before any shares in his Account which are also Reinvestment Eligible Securities are sold, transferred or withdrawn, unless the Participant gives specific instructions to the contrary in connection with such sale, transfer or withdrawal.

                                  ARTICLE VI.

                               Eligible Securities

      6.1 Eligible Securities. The following equity securities of the Company and Illinois Power shall be Eligible Securities:

      (a)   Common Stock;

      (b)   Illinois Power Serial Preferred Stock, $50 par value:

            (i)   4.08% Series Preferred Stock,

            (ii)  4.26% Series Preferred Stock;

            (iii) 4.70% Series Preferred Stock;

            (iv)  4.42% Series Preferred Stock;

            (v)   4.20% Series Preferred Stock; and

            (vi)  7.75% Series Preferred Stock.

      6.2 Additional Eligible Securities. The Company may from time to time or at any time designate other equity or debt securities of the Company or its subsidiaries as Eligible Securities by giving written notification thereof to the Administrator.

                                  ARTICLE VII.

                              Treatment of Accounts

      7.1 Changing Plan Options. A Participant may elect to change (i) his reinvestment levels (i.e., full, partial or none) of Dividends on Reinvestment Eligible Securities; and (ii) the designation of Reinvestment Eligible Securities, by delivering a new Enrollment Form to the Administrator. To be effective with respect to any Dividend payment, the Enrollment Form must be received by the Administrator on or before the record date relating to such Dividend Payment

Date. If the Enrollment Form is not received by the Administrator before such record date, such Enrollment Form shall not become effective until after such Dividend Payment Date.

      7.2 Right of Withdrawal.

      (a) A Participant may, at any time or from time to time, withdraw all or any of his whole Account Shares from this Plan by delivering to the Administrator a completed Sale/Withdrawal Request Form and, if the Participant will not be the record holder of such Account Shares after withdrawal, a stock assignment (stock power). Subject to the limitations described below, as soon as practicable following the Administrator's receipt of the withdraw instructions, and a stock assignment (stock power), if applicable, the Administrator shall mail certificates representing the withdrawn Account Shares by first class mail to the Participant at his address of record, or to the address of any person designated by the Participant.

      (b) If a completed Sale/Withdrawal Request Form with regard to Account Shares is received by the Administrator on or after the record date but prior to the related Dividend Payment Date, the withdrawal shall be processed as described in (a) above and the Administrator shall as soon as practicable following the receipt of Dividends paid on the withdrawn Account Shares, mail a check for such Dividends by first class mail to the Participant at his address of record. Notwithstanding the foregoing, if a completed Sale/Withdrawal Request Form that relates to the withdrawal of Account Shares which are also Reinvestment Eligible Securities is received by the Administrator on or after the record date but prior to the related Dividend Payment Date, such withdrawal shall not become effective until after such Dividend Payment Date (except in the case of instructions to withdraw all of the whole Account Accounts of such Participant, in which case such withdrawal shall not be effected until after such Dividend has been reinvested pursuant to this Plan and the shares of Common Stock purchased therewith are credited to his Account). As soon as practicable following such Dividend Payment Date, the Administrator shall mail certificates representing the withdrawn Account Shares by first class mail to the Participant at his address of record, or to the address of any person designated by the Participant.

      (c) Withdrawal of Account Shares shall not affect reinvestment of Dividends on the Account Shares not withdrawn unless (i) the Participant is no longer the record holder of such Account Shares; (ii) such reinvestment is changed by the Participant by delivering a completed Enrollment Form to the Administrator; or (iii) the Participant has terminated his participation in this Plan.

      7.3 Right of Termination of Participation. If a Participant's Sale/Withdrawal Request Form indicates the Participant's desire to terminate his participation in this Plan, the Administrator shall treat such request as a withdrawal of all of such Participant's whole Account Shares pursuant to Section
7.2. The Administrator, in addition to mailing certificates representing all whole Account Shares, if any, pursuant to Section 7.2, shall mail by first class mail to the Participant at his address of record a check for an amount equal to the sum of (i) the amount of cash credited to such Participant's Account pending investment in Common Stock; and (ii) the cash value of any fraction of a share of Common Stock credited to his Account. Such fraction of a share shall be valued at the Company Purchase Price for the trading day immediately preceding the date of receipt of the completed Sale/Withdrawal Form.

      7.4 Termination of Participation by Company. If a Participant does not have at least one whole Account Share or own or hold any other Reinvestment Eligible Securities, the

Participant's participation in this Plan may be terminated by the Company in its sole discretion after written notice is mailed by first class mail to such Participant at his address of record. Additionally, the Company in its sole discretion may terminate any Participant's participation in this Plan after written notice mailed in advance by first class mail to such Participant at his address of record. Upon such termination of participation, the Account of such Participant shall be treated as if he had elected to terminate his participation in this Plan pursuant to Section 7.3, except that any fraction of a share of Common Stock shall be valued as of the Company Purchase Price for the trading date immediately preceding the date on which such Participant's participation is terminated.

      7.5 Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities representing stock splits or other noncash distributions on Account Shares shall be credited to such Participant's Account. Stock splits, combinations, recapitalizations and similar events affecting Account Shares shall be credited to such Participant's Accounts on a pro rata basis. In the event of a rights offering, a Participant shall receive rights based upon the total number of his whole Account Shares.

      7.6 Shareholder Materials; Voting Rights.

      (a) The Administrator shall send or forward to each Participant all applicable proxy solicitation materials, other shareholder materials or consent solicitation materials. Participants shall have the exclusive right to exercise all voting rights respecting their Account Shares. A Participant may vote any of his whole Account Shares in person or by proxy. A Participant's proxy card shall include all whole shares of Common Stock of which he is the record holder, including those held in his Account. Account Shares shall not be voted unless a Participant or his proxy votes them. Fractions of shares of Common Stock shall not be voted.

      (b) Solicitation of the exercise of Participants' voting rights by the management of the Company and others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants' tender or exchange offer rights by management of the Company and others shall also be permitted. The Administrator shall notify the Participants of each occasion for the exercise of their voting rights or rights with respect to a tender offer or exchange offer within a reasonable time before such rights are to be exercised. Such notification shall include all information distributed to the shareholders of the Company by the Company regarding the exercise of such rights.

      7.7 Statement of Account. The Administrator shall send a Statement of Account to each Participant for each month in which such Participant (i) made an initial investment or optional cash investment; (ii) deposited Common Stock into this Plan; (iii) transferred or withdrew Account Shares; (iv) had Dividends reinvested in Common Stock; or (v) entered into any other transaction under this Plan. As soon as practicable following a sale of Account Shares by a Participant, the Administrator shall deliver a confirmation to such Participant.

                                 ARTICLE VIII.

                      Certificates and Fractions of Shares

      8.1 Certificates. A Participant may at any time request a certificate for all or a portion of his whole Account Shares and upon such request the Administrator shall promptly mail such certificate (in any event, within at least two business days of the receipt of such written request) by first class mail to such Participant at his address of record; provided, however, that upon the mailing of such certificate, the shares of Common Stock represented by such certificate shall no longer be Account Shares but shall remain Reinvestment Eligible Securities (except to the extent such Participant delivers to the Administrator an Enrollment Form electing not to have Dividends on such Account Shares reinvested in Common Stock).

      8.2 Fractional Shares. Fractions of shares of Common Stock shall be credited to Participants' Accounts as provided in Section 3.1(b), provided, however, that (i) no certificate for a fraction of a share shall be distributed to any Participant at any time; and (ii) the Company shall issue and sell only whole shares of Common Stock to the Administrator in respect of Dividends reinvested in, and purchases of, newly issued shares or shares of Common Stock held in the Company's treasury.

                                  ARTICLE IX.

                     Amendment and Termination of this Plan

      9.1 Suspension, Modification and Termination. The Company may at any time and in its sole discretion suspend, modify, amend or terminate this Plan, in whole, in part or in respect of Participants in one or more jurisdictions; provided, however, that no such amendment shall decrease the Account of any Participant or result in a distribution to the Company of any amount credited to the Account of any Participant. Upon complete termination of this Plan, the Accounts of all Participants (or in the case of partial termination of this Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his participation in this Plan pursuant to Section 7.3, except that any fraction of a share of Common Stock shall be valued as of the trading date immediately preceding the date on which this Plan is terminated. The Administrator shall promptly send each affected Participant notice of such suspension, modification or termination.

                                   ARTICLE X.

                           Administration of this Plan

      10.1 Rules and Regulations. The Company may from time to time adopt such administrative rules and regulations concerning this Plan as it deems necessary or desirable for the administration of this Plan. The Company shall have the power and authority to interpret the terms and the provisions of this Plan and shall interpret and construe this Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of this Plan and applicable law.

      10.2 Selection of an Administrator. The Administrator shall be appointed by the Company. The Administrator's appointment to serve as such may be revoked by the Company at any time. The Administrator may resign at any time upon reasonable notice to the Company. If no Administrator is appointed, the Company shall be deemed to be the Administrator for purposes of this Plan. The Company has appointed Chase Manhattan Bank as the Administrator.

      10.3 Authority and Duties of Administrator. The Administrator shall have the authority to undertake any act necessary to fulfill its duties as set forth in the various provisions of this Plan. The Administrator shall maintain appropriate records of the Accounts of Participants.

      10.4 Compensation. The officers of the Company shall make such arrangements regarding compensation, reimbursement of expenses and indemnification of the Administrator and any Independent Agent as they from time to time deem reasonable and appropriate.

      10.5 Costs. All costs of administration of this Plan shall be paid by the Company; provided, however, that any brokerage commissions and any applicable transfer taxes and service charges incurred in connection with open market sales of Common Stock made under this Plan shall be borne by the Participants.

      10.6 Liability of the Company, the Administrator and Any Independent Agent. The Company, the Administrator and any Independent Agent shall not be liable for any act done in good faith, or for the good faith omission to act in administering or performing their duties with respect to this Plan, including any claim of liability arising out of failure to terminate a Participant's Account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased or sold for a Participant's Account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares.

      10.7 Records and Reports. The Administrator shall keep appropriate records concerning this Plan, Accounts of Participants, purchases and sales of Common Stock made under this Plan and Participants' addresses of record and shall send Statements of Account and confirmation to each Participant in accordance with the provisions of Section 7.7.

      10.8 Selection of Independent Agent. Any Independent Agent serving in such capacity pursuant to this Plan shall be selected by the Company, and the Administrator and the Company, or either of them, shall, subject to the provisions of Section 3.3, make such arrangements and enter into such agreements with the Independent Agent in connection with the activities contemplated by this Plan as the Administrator and the Company, or either of them, deem reasonable and appropriate.

      10.9 Source of Shares of Common Stock. The Company shall not change the source of shares of Common Stock purchased by Participants in this Plan (i.e., either (i) newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury purchased from the Company or (ii) shares of Common Stock purchased in the open market) more than once in any three-month period. At any time that the source of shares of Common Stock purchased in this Plan are shares purchased in the open market, the Company shall not exercise its right to change the source of shares absent a determination by the Company's Board of Directors or Chief Financial Officer that the Company has a need to raise additional capital or there is another valid reason for a change.

                                  ARTICLE XI.

                            Miscellaneous Provisions

      11.1 Controlling Law. This Plan shall be construed, regulated and administered under the laws of the State of Illinois.

      11.2 Acceptance of Terms and Conditions of Plans by Participants. Each Participant, by completing an Enrollment Form and as a condition of participation herein, for himself, his heirs, executors, administrators, legal representatives, and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Company and the Administrator hereunder.